Exhibit 10.2

10/31/01 MTIN
Revised 9/03
CALIFORNIA FORM
MULTI-TENANT INDUSTRIAL LEASE
RREEF AMERICA REIT II CORP., JJ,
A MARYLAND CORPORATION,
Landlord,
and
RADYNE COMSTREAM, INC.,
A DELAWARE CORPORATION,
Tenant
TRADE CENTER
7330 TRADE STREET
SAN DIEGO, CA 92121

MULTI-TENANT INDUSTRIAL NET LEASE
REFERENCE PAGES

PROJECT	Trade Center is a multi Tenant Industrial / R&D Project consisting of three buildings totaling 120,932 square feet located at 7328, 7330 and 7340 Trade Street, San Diego, CA 92121

BUILDING:	Single tenant building located in the Project consisting of 26,304 square feet and has the following address: 7330 Trade Street, San Diego, CA 92121

LANDLORD:	RREEF America REIT II Corp., JJ, a Maryland corporation

LANDLORD’S ADDRESS:	9833 Pacific Heights Blvd., Suite C San Diego, CA 92121

WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:	Trade Center Dept. LA 22224 Pasadena, California 91185-2224

LEASE REFERENCE DATE:	September 28, 2004

TENANT:	Radyne Comstream, Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:

(a) As of beginning of Term:	7330 Trade Street, San Diego, CA 92121

With copies to:
3138 East Elwood, Phoenix, Arizona 85034

(b) Prior to beginning of Term (if different):

PREMISES ADDRESS:	7330 Trade Street, San Diego, CA 92121

PREMISES RENTABLE AREA:	Approximately 26,304 sq. ft. (for outline of Premises see Exhibit A)

USE:	The Premises shall be used for any permitted use, including, but not limited to, general business, office and light manufacturing use, conference and training facilities, client demonstration areas, electronics testing laboratory, dining areas and any other legally permitted use consistent with the character of a similar type building.

[SCHEDULED] COMMENCEMENT DATE:	February 1, 2005

TERM OF LEASE:	Approximately Five (5) years, beginning on the Rent Commencement Date and ending on the Termination Date. [The period from the Commencement Date to the last day of the same month is the “Commencement Month.”]

[SCHEDULED] TERMINATION DATE:	June 30, 2010

[SCHEDULED]RENT COMMENCEMENT DATE	July 1, 2005

OPTION TO RENEW	Two (2), five (5) — Lease Year options (Article 31)

RIGHT OF FIRST OFFER	For the first twelve (12) months of the Initial Term, Tenant is granted a right of first offer to lease space in the Project (Article 41)

ANNUAL RENT and MONTHLY INSTALLMENT OF
RENT(Article 3):

Period		Rentable Square	Annual Rent		Monthly Installment
from	through	Footage	Per Square Foot	Annual Rent	of Rent
2/1/2005	6/30/2005	26,304	$0.00	$0.00	$0.00
7/1/2005	6/30/2006	26,304	$9.00	$236,736.00	$19,728.00
7/1/2006	6/30/2007	26,304	$9.27	$243,838.08	$20,319.84
7/1/2007	6/30/2008	26,304	$9.46	$248,835.84	$20,736.32
7/1/2008	6/30/2009	26,304	$9.74	$256,200.96	$21,350.08
7/1/2009	6/30/2010	26,304	$10.03	$263,829.12	$21,985.76

INITIAL ESTIMATED MONTHLY INSTALLMENT OF RENT ADJUSTMENTS (Article 4)	$5,592.00 ($.2125 per square foot per month). All controllable expenses (excluding Taxes and Insurance) shall be capped at an increase of five percent (5%) per annum

TENANT’S PROPORTIONATE SHARE:	21.75% 26,304 SF / 120,932 SF

SECURITY DEPOSIT:	$0.00

PARKING	Seventy-eight (78) spaces (Article 42)

ASSIGNMENT/SUBLETTING FEE	$0.00

REAL ESTATE BROKER DUE COMMISSION:	CB Richard Ellis and Colliers International Mid City Partners

TENANT’S SIC CODE:

AMORTIZATION RATE:	9%

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease includes Exhibits A through D, all of which are made a part of this Lease.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP., JJ,		RADYNE COMSTREAM, INC.,
a Maryland corporation		a Delaware corporation

By:	RREEF Management Company, a
Delaware corporation, Its Authorized
Agent

By: /s/ Peter Lloyd	By: /s/ Brian Duggan

Name: Peter Lloyd	Name: Brian Duggan

Title: Vice President — Regional Director	Title: President and COO

Dated: 11/8/04	Dated: November 2nd 2004

By:

Name:

Title:

Dated:

LEASE
     By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises which consists of the entire Building as set forth and described on the Reference Pages. The Premises are depicted on the floor plan attached hereto as Exhibit A, and the Project and Building are depicted on the site plan attached hereto as Exhibit A-1. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.
1. USE AND RESTRICTIONS ON USE.
     1.1 The Premises are to be used solely for the purposes set forth on the Reference Pages. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, annoy, or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Project or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Notwithstanding the foregoing, during the term hereof (and any extended term) Tenant will not have any obligation to make any structural changes or improvements to the Premises to bring the Premises into compliance with applicable governmental laws except as resulting from the specific use by Tenant. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Premises or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Project or any part thereof.
     1.2 Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Project any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Project and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Project and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 32) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2.
     1.3 Tenant and the Tenant Entities will be entitled to the non-exclusive use of the common areas of the Project as they exist from time to time during the Term, including the parking facilities, subject to Landlord’s rules and regulations regarding such use. However, in no event will Tenant or the Tenant Entities park more vehicles in the parking facilities than Tenant’s Proportionate Share of the total parking spaces available for common use.
     1.4 Tenant shall have access to the Building (Premises) twenty-four (24) hours per day, seven days per week. However, as a condition for such use, Tenant will contract for, maintain and pay (without offset against the Rent) a security system that will control access to the Premises in a manner conducive to the proper use of the Premises but with security provided to protect the interests of both Landlord and Tenant.

2. TERM.
     2.1 The Term of this Lease shall begin on the date (“Commencement Date”) which shall be the later of the Scheduled Commencement Date as shown on the Reference Pages and the date that Landlord shall tender possession of the Premises to Tenant, and shall terminate on the date as shown on the Reference Pages (“Termination Date”), unless sooner terminated by the provisions of this Lease. Landlord shall tender possession of the Premises with all the work, if any, to be performed by Landlord pursuant to Exhibit B to this Lease substantially completed. Tenant shall deliver a punch list of items not completed within thirty (30) days after Landlord tenders possession of the Premises and Landlord agrees to proceed with due diligence to perform its obligations regarding such items. Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Commencement Date, Termination Date and, if necessary, a revised rent schedule. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.
     2.2 Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises within thirty (30) days after the Scheduled Commencement Date for any reason, Landlord shall be liable for liquidated damages in the amount of $1,433.00 per day (which shall be credited against the Monthly Installment of Rent) resulting from such inability, but Tenant shall not be liable for any rent until the time when Landlord can, after notice to Tenant, deliver possession of the Premises to Tenant. No such failure to give possession on the Scheduled Commencement Date shall affect the other obligations of Tenant under this Lease, except that if Landlord is unable to deliver possession of the Premises within ninety (90) days after the Scheduled Commencement Date (other than as a result of labor dispute, strikes, lockout, fire, unavailability or shortages of materials, unseasonably severe weather, acts of God, riots, insurrection, war or other casualty or events of a similar nature, holdover tenancies or similar matters beyond the reasonable control of Landlord (and any other party required to perform) and Tenant is notified by Landlord in writing as to such delay), Tenant shall have the option to terminate this Lease unless said delay is a result of a “Tenant Delay” as defined in Exhibit B. If any delay is the result of a Tenant Delay, the Commencement Date and the payment of rent under this Lease shall be accelerated by the number of days of such Tenant Delay. Notwithstanding the above, if Landlord does not deliver possession of the Premises by the Scheduled Commencement Date, (i) the implementation of the Rent Commencement Date set forth in the Reference Pages shall be delayed, day-for-day, until possession of the Premises is turned over to Tenant and (ii) the Scheduled Commencement Date and the Termination Date also shall be delayed, day-for-day, until possession of the Premises is turned over to Tenant. In conjunction therewith, a revised Rent schedule shall be set forth in the Commencement Date Memorandum (Exhibit C).
     2.3 Subject to Exhibit B, In the event Landlord permits Tenant, or any agent, employee or contractor of Tenant, to enter, use or occupy the Premises prior to the Commencement Date for the sole purpose of installing in the Premises its furniture, fixtures and equipment (including, without limitation, telephones and telecommunications systems, cabling, wiring, etc.) or any purposes provided for in Exhibit B, such entry, use or occupancy shall be subject to all the provisions of this Lease and Exhibit B other than the payment of rent, including, without limitation, Tenant’s compliance with the insurance requirements of Article 11. Said early possession shall not advance the Termination Date. Notwithstanding anything to the contrary contained in this Lease, Tenant covenants and agrees that Tenant and Tenant’s contractor shall coordinate any of Tenant’s work with any reasonable construction schedule for Landlord’s Work, and that the performance of Tenant’s work shall not unreasonably interfere with Landlord’s construction activities.
3. RENT.
     3.1 Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term for which the Installment of Rent is owing, except that the first full month’s rent owing for June, 2005, shall be paid upon the execution of this Lease. The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand, at the Rent Payment Address, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing. If an Event of Default occurs two or more times within any twelve month period, Landlord may require by notice to Tenant that all subsequent rent payments be made by an automatic payment from Tenant’s bank account to Landlord’s account, without cost to Landlord. Tenant must implement such automatic payment system prior to the next scheduled rent payment or within ten (10) days after Landlord’s notice, whichever is later. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.
     3.2 Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) six percent (6%) of the unpaid rent or other payment. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.
4. RENT ADJUSTMENTS.
     4.1 For the purpose of this Article 4, the following terms are defined as follows:
          4.1.1 Lease Year: Each fiscal year (as determined by Landlord from time to time) falling partly or wholly within the Term.
          4.1.2 Expenses: All costs of operation, maintenance, repair, replacement and management of the Project (including the amount of any credits which Landlord may grant to particular tenants of the Project in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Project or any part thereof; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas; waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Project including management and/or administrative fees; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Expenses, Landlord may either include in Expenses or cause to be billed to Tenant along with Expenses and Taxes but as a separate item), Tenant’s Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses; (ii) the cost of fire sprinklers and suppression systems and other life safety systems; and (iii) other capital expenses which are required under any governmental laws, regulations or ordinances which were not applicable to the Project at the time it was constructed; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. Expenses shall not include depreciation or amortization of the Project or equipment at the Project except as provided herein, loan principal payments, costs of alterations of tenants’ premises, leasing commissions, interest expenses on long-term borrowings, advertising costs or janitorial services rendered within spaces leased in the Project to tenants other than Tenant herein.
     Notwithstanding anything in Section 4.1.2 to the contrary, “Expenses” shall not include: (i) legal fees, space planners’ fees, permits, license and inspection costs, real estate brokers’ leasing commission, and advertising/promotional expenses incurred in connection with the leasing of the Project or future leasing of the Project; (ii) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue and are a violation of the Lease), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs (including attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or Project and/or the site upon which the Project is situated; (iii) the wages and benefits of any employee who does not devote substantially all of his or her time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; (iv) fines, penalties, and interest; (v) Intentionally deleted; (vi) costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Project) to the extent that Landlord is reimbursed or would be entitled to reimbursement for such costs if incurred by other tenants or by Tenant pursuant to this lease; (vii) costs of any capital improvements except costs for improvement made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by landlord in its reasonable discretion; (viii) payments to Landlord or to subsidiaries or affiliates of Landlord for comparable services in the Project (including Project Management) to the extent the same exceeds the costs of such services rendered by unaffiliated comparable third parties on a competitive basis; (ix) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement; (x) electric power costs for which any tenant directly contracts with the local public service company; (xi) costs arising from latent defects in the Project or, shell or core of the Project or improvements installed by Landlord or repair thereof; (xii) costs, other than those incurred in ordinary maintenance, for sculpture or paintings; (xiii) tax or other penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments when due; (xiv) costs arising from the gross negligence or willful misconduct of Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of Project materials; (xv) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project; (xvi) any cost to repair, restore or rebuild any portion of the Project after casualty loss or any taking by eminent domain or condemnation (except any deductible less than $10,000 payable in connection therewith); (xvii) any costs of acquisition or maintenance of signs in or on the Project (other than the Project directory and any other common areas signs) identifying the owner of the Project or other tenants; (xviii) any reserves of any kind, including, without limitation, replacement reserves, operating reserves, reserves required by lenders or partners, reserves for bad debt or lost rent or any similar charge; (xix) any costs or expenses incurred by Landlord in connection with satellite dishes or similar specialized communications equipment of Landlord (except if such dishes or equipment are for the benefit of all tenants in the Project) or of other persons, tenants or occupants in or about the Project; (xx) any and all costs of Landlord in complying with laws regarding Hazardous Materials including, but not limited to, the costs and expenses of clean-up, remediation, environmental surveys/assessments, compliance with environmental Laws, consulting fees, treatment and monitoring charges, transportation expenses and disposal fees, except if such costs are a result of Tenant’s use of or activities in or on the Project; and (xxi) costs incurred in connection with upgrading the Project to comply with the current interpretation of disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the Americans With Disabilities Act of 1990 (and any amendments thereto), including penalties or damages incurred due to such non-compliance. Expenses shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Projec t. Landlord shall make payments for goods, utilities or services in a timely manner to obtain the maximum possible discount. In the calculation of any expenses hereunder, no expense shall be charges more than once, Landlord shall not collect in any fiscal year more than 100% of the Expenses actually paid by Landlord during such fiscal year and Landlord shall not make any profit from its collection of Expenses
          4.1.3 Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Project or the land appurtenant to the Project, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Project and used in connection with the operation of the Project and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. Taxes shall not include any corporate franchise, or estate, inheritance or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or the Project or any taxes to be paid by Tenant pursuant to Article 28.
     4.2 Tenant shall pay as additional rent for each Lease Year Tenant’s Proportionate Share of Expenses and Taxes incurred for such Lease Year.
     4.3 The annual determination of Expenses shall be made by Landlord and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant may review, at Tenant’s sole cost and expense, the books and records supporting such determination in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within sixty (60) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. If Tenant fails to object to Landlord’s determination of Expenses within ninety (90) days after receipt, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that during all or any portion of any Lease Year or Base Year, the Project is not fully rented and occupied Landlord shall make an appropriate adjustment in occupancy-related Expenses for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Project, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Landlord had the Project been at least ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year.
     4.4 Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Expenses and/or Taxes under Section 4.2, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto All Expenses (excluding Taxes and Insurance) shall be capped at an increase not to exceed five percent (5%) per Lease Year.
     4.5 When the above mentioned actual determination of Tenant’s liability for Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:
          4.5.1 If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and
          4.5.2 If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference in cash.
     4.6 If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.
5. SECURITY DEPOSIT. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. If Tenant defaults with respect to any provision of this Lease, Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant at such time after termination of this Lease when Landlord shall have determined that all of Tenant’s obligations under this Lease have been fulfilled. Notwithstanding anything to the contrary contained herein or in Article 23 hereof, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect.
6. ALTERATIONS.
     6.1 Except for those, if any, specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements. Landlord’s consent shall not be unreasonably withheld with respect to alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Premises, (iii) do not affect or require modification of the Premises’ electrical, mechanical, plumbing, HVAC or other systems, and (iv) in aggregate do not cost more than $5.00 per rentable square foot of that portion of the Premises affected by the alterations in question.
     6.2 In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event Landlord may charge Tenant a construction management fee not to exceed five percent (5%) of the cost of such work to cover its overhead as it relates to such proposed work, plus third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof if the cost of such work does not exceed One Hundred Thousand Dollars ($100,000.00), or if the cost of such work (plus third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof) exceeds One Hundred Thousand Dollars ($100,000.00) the management fee shall not exceed three percent (3%) of the cost of such work, with all such amounts being due five (5) days after Landlord’s demand. Notwithstanding the foregoing, Landlord’s charging Tenant a construction management fee is applicable only if Landlord is actually managing the proposed work.
     6.3 All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations, using Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and the Project and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4. Landlord may, as a condition to its consent to any particular alterations or improvements, require Tenant to deposit with Landlord the amount reasonably estimated by Landlord as sufficient to cover the cost of removing such alterations or improvements and restoring the Premises, to the extent required under Section 26.2
     6.4 In conjunction with any approved work as hereinabove described to be performed by Tenant or its contractors, Tenant shall give written notice to Landlord of the scheduled commencement of construction so that Landlord can post and record Landlord’s notice of non-responsibility to contractors, suppliers and laborers.
7. REPAIR.
     7.1 Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B if attached to this Lease and except that Landlord shall repair and maintain the structural portions of the roof, foundation and walls of the Premises. Landlord shall maintain the common areas of the Project in a manner consistent with other similar class buildings in the Miramar and Sorrento Mesa sub market with the Project is located. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them, except as set forth in the punch list to be delivered pursuant to Section 2.1, and subject to any latent and/or structural defects, and any violations of governmental laws applicable to the Premises as of the Commencement Date. It is hereby understood and agreed that no representations respecting the condition of the Premises have been made by Landlord to Tenant, except as specifically set forth in this Lease. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Except as otherwise provided in the Lease, Tenant is not responsible for bringing the Premises into compliance with applicable governmental laws.
     7.2 Tenant shall at its own cost and expense keep and maintain all parts of the Premises (including areas within the Premises which might otherwise be deemed to be common areas) in good condition, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original (including, but not limited to, repair and replacement of all fixtures installed by Tenant, water heaters serving the Premises, windows, glass and plate glass, doors, exterior stairs, skylights, any special office entries, interior walls and finish work, floors and floor coverings, heating and air conditioning systems serving the Premises, electrical systems and fixtures, sprinkler systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, and performance of regular removal of trash and debris). Tenant as part of its obligations hereunder shall keep the Premises in a clean and sanitary condition. Tenant will, as far as possible keep all such parts of the Premises from deterioration due to ordinary wear and from falling temporarily out of repair, and upon termination of this Lease in any way Tenant will yield up the Premises to Landlord in good condition and repair, loss by fire or other casualty excepted (but not excepting any damage to glass). Tenant also shall, at its own cost and expense, repair any damage to the Premises resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, employees, contractors, invitees, or any other person entering upon the Premises as a result of Tenant’s business activities or caused by Tenant’s default hereunder.

     7.3 Except as provided in Article 22, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or to fixtures, appurtenances and equipment in the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect. Notwithstanding the foregoing, if Landlord fails to make any repairs or to perform any maintenance required of Landlord hereunder and within Landlord’s reasonable control, and such failure shall persist for an unreasonable time (not less than thirty (30) days) after written notice of the need of such repairs or maintenance is given to Landlord and any mortgagee by Tenant, and such mortgagee is afforded an additional reasonable opportunity (not less than thirty (30) days) to effect such repairs, and unless Landlord or such mortgagee has commenced such repairs or maintenance during such period and is diligently pursuing the same, Tenant may (but shall not be required to) perform such repairs or maintenance and Landlord shall reimburse Tenant for all reasonable costs and expenses therefore within thirty (30) days after presentation of appropriate bills and back-up documentation.
     7.4 Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all heating and air conditioning systems and equipment serving the Premises (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/ service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.
     7.5 Tenant shall, at its own cost and expense, have in effect at all times a janitorial services agreement (to maintain the Premises in a clean and orderly condition consistent with other first class buildings with services included at least five nights a week) with a company reasonably acceptable to Landlord.
     7.6 Tenant shall, at its sole cost and expense , contract for its own security systems which will provide security to the Premises (Building) . In the event that the security system requires the installation of any special equipment, such will be contracted and paid for by Tenant, provided that Landlord approves of the system and manner of installation, such approval must not be unreasonably withheld. Tenant at its sole cost and expense shall install and remove any such special equipment for the security systems.
Tenant may, at its own expense, contract for, and receive, other standard exterior service such as day porter services (not furnished by Landlord) so long as the implementation of such services does not unreasonably interfere with the use or occupancy by any other tenant of the Project
8. LIENS. Tenant shall keep the Premises, the Project and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within ten (10) days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within five (5) days Landlord’s demand.
9. ASSIGNMENT AND SUBLETTING.
     9.1 Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least twenty (20) business days but no more than one hundred twenty (120) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, copies of any executed (or proposed) sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee. Notwithstanding the provisions of this Section 9.1, Tenant may assign this Lease or sublet the whole or any part of the Premises to an Affiliate of Tenant without having to first obtain the prior written consent of Landlord (and without incurring any attorney fees as described in Section 9.5 below), but Tenant must give Landlord notice of such assignment or subletting to Tenant’s Affiliate. An “Affiliate” of Tenant is an entity that controls, is controlled by, or is under common control with Tenant, the surviving corporation in a merger, consolidation or other reorganization involving Tenant or is the purchaser of all or substantially all of Tenant’s assets .
     9.2 Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.
     9.3 Except for an assignment to an “Affiliate”, in the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. The “Costs Component” is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions and tenant improvements in connection with such sublease, assignment or other transfer.
     9.4 Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist an Event of Default, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation; (b) is already an occupant of the Project unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Project; (e) with which the payment for the assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Premises; (ii) violate any exclusive right granted to another tenant of the Project; (iii) require any addition to or modification of the Premises in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Section 1.2. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section9.4, shall be conclusively deemed to be reasonable.
     9.5 Upon any request to assign or sublet, Tenant will pay to Landlord , a sum equal to all of Landlord’s costs, including reasonable attorney’s fees (in an amount not to exceed One Thousand Dollars ($1,000.00)), incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.
     9.6 Except as set forth in Section 9.1, if Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment. Notwithstanding the foregoing provisions of this Article to the contrary, if Tenant is a public corporation, no transfer or assignment of the stock, whether by sale, merger, exchange or other means, shall constitute an assignment of this Lease.
10. INDEMNIFICATION. None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except that Landlord will indemnify and hold Tenant harmless from such claims to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors or any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to performed pursuant to this Lease. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.
11. INSURANCE.
     11.1 Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute with Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease—each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income. Landlord agrees not to increase Tenant’s insurance coverage requirements during the initial Term of this Lease.
     11.2 The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property — Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and prior to each renewal of said insurance.
     11.3 Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.
     11.4 Upon request by Tenant, Landlord will provide to Tenant within a commercially reasonable period of time written evidence of any insurance carried by Landlord, but in no event will Landlord be required to provide such information more than once every twelve (12) months.
12. WAIVER OF SUBROGATION. So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.
13. SERVICES AND UTILITIES. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises as determined by Landlord, in its sole discretion, to be reasonable. Any such charges paid by Landlord and assessed against Tenant shall be immediately payable to Landlord on demand and shall be additional rent hereunder. Tenant will not, without the written consent of Landlord , which consent shall not be unreasonably withheld, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Project. Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rent by reason of Landlord’s failure to furnish any of the foregoing, unless such failure shall persist for an unreasonable time after written notice of such failure is given to Landlord by Tenant and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities.
14. HOLDING OVER. Provided that Tenant is not in default on the date the holdover notice hereinafter described is given or on the date the holdover period is to commence, Tenant shall have the right to hold over after the expiration of the original Term (or any extended Term resulting from the Tenant’s exercise of any option to extend the Term as set forth in Article 31hereof) by giving written notice (“Holdover Notice”) to Landlord at least four months (and not in excess of eight months) prior to the expiration of the then existing Term of Tenant’s intention to hold over for a period of up to four months. The rent during the period covered by the Holdover Notice shall be one hundred twenty-five percent (125%) of the Rent in effect during the last month of the Term of the Lease in which the Holdover Notice is given. In the event that Tenant holds over after the end of the period specified in the Holdover Notice, the holdover Rent rate shall be one hundred fifty percent (150%) of the Rent rate in effect for the last calendar month of the Lease Term that expired immediately prior to the holdover period, such holding over shall constitute renewal of the this Lease for a period from month to month. Either party shall be entitled to give thirty (30) days written notice to terminate any holdover period, except the holdover period described in Tenant’s Holdover Notice referenced above may not be terminated by either party prior to the end of the period specified in the Holdover Notice. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.
15. SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Project or the Building, Landlord’s interest or estate in the Project or the Building, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within ten (10) days of Landlord’s request such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord. At Tenant’s request, Landlord shall, at no expense to Tenant, deliver to Tenant a commercially reasonable subordination, nondisturbance and attornment agreement in favor of Tenant (“Non-Disturbance Agreement”) executed by any and all ground lessors, mortgage holders or lien holders having a lien against the Premises or the Project as of the date of this Lease (each a “Superior Mortgagee(s)”). In the event the Project or the Building is encumbered by a mortgage or deed of trust Landlord shall reasonably provide a Non Disturbance Agreement within sixty (60) days following recording of such mortgage or deed of trust. Any failure of Landlord to obtain a Non-Disturbance Agreement shall constitute a breach of this Lease.
16. RULES AND REGULATIONS. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Project of any such rules and regulations. Landlord will enforce the rules and regulations in a non-discriminatory manner.
17. REENTRY BY LANDLORD.
     17.1 Upon reasonable notice (written or oral), Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to show said Premises to prospective purchasers, mortgagees or tenants (Landlord may show the Premises to prospective tenants only during the last six months of the Term or Extended Term), and to alter, improve or repair the Premises and any portion of the Project, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. Landlord shall use reasonable efforts not to interfere with Tenant’s use of or access to the Premises. Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Project or the Building and to change the name, number or designation by which the Project is commonly known. Notwithstanding the foregoing, provided that Tenant is using the entire Premises, Landlord agrees not to change the arrangement and/or locations of entrances, or passageways, doors and doorways, corridors, windows, elevators, or other public parts of the Premises. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17.
     17.2 Landlord shall have the right to use any and all means which Landlord may deem proper to open doors in the Premises in an emergency to obtain entry to any portion of the Premises. Landlord is authorized to gain access by any means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord’s demand.
18. DEFAULT.
     18.1 Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:
          18.1.1 Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) business days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) business days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice. The notice required pursuant to this Section 18.1.1 shall replace rather than supplement any statutory notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute.
          18.1.2 Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within twenty (20) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such twenty (20) day period, Tenant has commenced the cure within such twenty (20) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.
          18.1.3 Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.
          18.1.4 Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.
          18.1.5 A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.
19. REMEDIES.
     19.1 Upon the occurrence of any Event or Events of Default under this Lease, whether enumerated in Article 18 or elsewhere in this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of rent or other obligations and waives any and all other notices or demand requirements imposed by applicable law):

          19.1.1 Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:
               19.1.1.1 The Worth at the Time of Award of the unpaid rent which had been earned at the time of termination;
               19.1.1.2 The Worth at the Time of Award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant affirmatively proves could have been reasonably avoided;
               19.1.1.3 The Worth at the Time of Award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant affirmatively proves could be reasonably avoided;
               19.1.1.4 Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
               19.1.1.5 All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.
     The “Worth at the Time of Award” of the amounts referred to in parts 19.1.1.1 and 19.1.1.2 above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part 19.1.1.3, above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;
          19.1.2 Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or
          19.1.3 Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an Event or Events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 19.1.1.
     19.2 The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.
     19.3 TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER REGULATIONS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.
     19.4 No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Default.

     19.5 This Article 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.
     19.6 If more than one (1) Event of Default occurs (and Tenant has failed to timely and fully cure the Event of Default as provided in this Lease) during the Term or any renewal thereof, Tenant’s renewal options, expansion options, purchase options and rights of first offer and/or refusal, if any are provided for in this Lease, shall be null and void.
     19.7 If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. TENANT AND LANDLORD EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY. Tenant further stipulates and agrees that in the event of litigation the proper and only venue for such action is San Diego County, California.
     19.8 Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days of Landlord’s demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.
     19.9 Landlord shall be in default in the performance of any obligation required to be performed by Landlord under this Lease if Landlord has failed to perform such obligations within thirty (30) calendar days after Tenant’s notice specifying Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) calendar days are required for its performance, Landlord shall not be deemed in default if it shall commence such performance within thirty (30) calendar days and thereafter diligently pursues the same to completion. Upon any such default by Landlord, notwithstanding anything to the contrary contained in this Lease, Tenant may exercise any and all rights and remedies available at law or in equity.
20. TENANT’S BANKRUPTCY OR INSOLVENCY.
     20.1 If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):
          20.1.1 Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:
          20.1.1.1 Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.
          20.1.1.2 Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.
          20.1.1.3 The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.
          20.1.1.4 Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.
21. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.
22. CASUALTY
     22.1 In the event the Premises are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred eighty (180) days, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.
     22.2 If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred eighty (180) days, Landlord and Tenant shall each have the option of giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.
     22.3 Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.
     22.4 In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.
     22.5 Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen

(15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.
     22.6 In the event of any damage or destruction to the Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Premises as Landlord shall request.
     22.7 Tenant hereby waives any and all rights under and benefits of Sections 1932(2) and 1933(4) of the California Civil Code, or any similar or successor Regulations or other laws now or hereinafter in effect.
23. EMINENT DOMAIN. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Project shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term. Tenant hereby waives any and all rights under and benefits of Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Regulations or other laws now or hereinafter in effect.
24. SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Project or the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.
25. ESTOPPEL CERTIFICATES. Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) business day period Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.
26. SURRENDER OF PREMISES.
     26.1 Tenant shall arrange to meet Landlord for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises. In the event of Tenant’s failure to arrange such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

     26.2 All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, if Landlord elects by notice given to Tenant at the same time Landlord consents to Tenant’s Alterations, Tenant shall, at Tenant’s sole cost, remove any Alterations, including carpeting, so designated by Landlord’s notice, and repair any damage caused by such removal. Notwithstanding the foregoing, Tenant will have no obligation to remove any Alterations existing in the Premises as of the Commencement Date, including those Alterations paid for with Tenant’s Allowance. Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property (collectively, “Personalty”). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal. In lieu of requiring Tenant to remove Alterations and Personalty and repair the Premises as aforesaid, Landlord may, by written notice to Tenant delivered at least thirty (30) days before the Termination Date, require Tenant to pay to Landlord, as additional rent hereunder, the cost of such removal and repair in an amount reasonably estimated by Landlord.
     26.3 All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.
27. NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.
28. TAXES PAYABLE BY TENANT. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.
29. ADA AND LIFE SAFETY COMPLIANCE. Prior to the Commencement Date of the Lease, Landlord shall survey the Premises to identify whether (i) any hazardous materials exist in the Premises and (ii) the status of compliance with the requirements of the Americans with Disabilities Act and IAQ Standards. Landlord then shall take the steps necessary, as required, to be in compliance with such laws applicable thereto. The costs associated therewith so long as it is deemed required by the governmental agency having jurisdiction thereof, and is not required due to Tenant’s specific use of Premises, shall be paid for by Landlord and will not be an Expense under part 4.1.2 of this Lease.. However, Tenant shall be responsible for any ADA requirements within the Premises after Landlord delivers the fully permitted Premises meeting the code as of the date of the permit. Further, Tenant shall be responsible for complying with all codes and regulations and regulations relating to its own specific required improvements within the Premises.
30. ROOFTOP SATELLITE DISH. Subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, Tenant shall have the option to place equipment on the roof reasonably required (along with the use of any spare riser space) to install satellite dishes at no charge to Landlord. Prior to the installation thereof, Tenant shall deliver to Landlord plans and specifications for the satellite dish and related supports and equipment so that Landlord can assure that the dish and equipment will not be visible from the street. As a part of Landlord’s review, Tenant shall provide sufficient drawings and specifications to assure that the weight limit of the roof is not exceeded and that no part of the installation or structure penetrates the roof structure. Any such plans and specifications shall be made a part of this Lease. Any such satellite dish and related equipment shall be installed, constructed, maintained, used, repaired, replaced and/or removed by Tenant, at Tenant’s sole cost and expense, in compliance with all applicable laws, statutes, permit requirements, building codes, ordinances and governmental rules and regulations.
31. OPTION TO RENEW. Provided the Lease is in full force and effect and Tenant is not then currently (nor has been) in default under any of the terms and conditions of the Lease, Tenant shall have two (2) options to renew this Lease, each for a term of five (5) years (“Extension Term”), to run consecutively, for the Premises being leased by Tenant as of the date the Extension Term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:
     31.1 If Tenant elects to exercise each option, then Tenant shall provide Landlord with written notice (“Option Notice”) no less than the date which is one hundred twenty (180) days prior to the expiration of the then current term of the Lease and no sooner then two hundred forty (270) days prior to the expiration of the then existing Term. If Tenant fails to provide such notice, Tenant shall have no further or additional rights to extend or renew the term of this Lease.
     31.2 The Annual Rent for the first year of each Extension Term shall adjust to an amount equal to ninety-five percent (95%) of the Fair Market Rental Rate (as defined below) for new leases of comparable industrial space in the Project and in comparable class buildings or space in the submarket described below.
          31.2.1. Fair Market Rental Rate. As used in this Lease, “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that a willing, comparable tenant would pay and a willing landlord would accept at arm’s length, for a new five-year lease (for nonrenewal and nonexpansion space, unless the renewals of expansion space are pursuant to a comparable definition of Fair Market Rental Rate) for delivery on or about the applicable delivery or effective date, for comparable class non-sublease, non-encumbered, non-renewal industrial space within a three (3) mile radius where the Project is located, similarly improved, including an allowance to upgrade the Premises, giving appropriate consideration to annual rental rates per rentable square foot, the type of escalation clauses (including, but without limitation, operating expense, real estate tax allowance), rental abatement or free rent concessions, if any, brokerage commissions, the length of the lease term, size and location of the premises being leased (including the floor level), quality and location of project, building standard work letter and/or tenant improvement allowance, if any, the extent of services to be provided to the premises, the date as of which the Fair Market Rental Rate is to become effective, and other generally applicable terms and conditions of tenancy for comparable space. Fair Market Rental Rate shall be determined as follows:
          (a) Not later than 30 days after the Option Notice, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the new Monthly Installment of Rent of the Premises for the Extension Term. If Landlord and Tenant have not agreed upon the new Monthly Installment of Rent of the Premises at least 60 days after the Option Notice, then the Fair Market Rental Rate shall be determined by appraisal as described below.
          (b) Landlord and Tenant shall attempt to agree in good faith upon a single appraiser (which appraiser shall be a commercial real estate broker with at least 5 years experience leasing comparable industrial space in the San Diego County and the Sorrento Mesa area) not later than 75 days after the Option Notice. If Landlord and Tenant are unable to agree upon a single appraiser within such time period, then Landlord and Tenant shall each appoint an appraiser not later than 85 days after the Option Notice. If Landlord and Tenant agree upon a single appraiser, or if either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the Fair Market Rental Rate of the Premises. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser thereafter selected by a party shall determine the Fair Market Rental Rate of the Premises. If two appraisers are appointed, they shall jointly determine the Fair Market Rental Rate or, if the appraisers cannot agree, the determination shall be the average of the two appraisers’ respective determinations. In any case, the appraiser(s) appointed shall issue a determination of Fair Market Rental Rate on or before the date which is 95 days after the Option Notice. Each party shall bear the cost of its own appraiser and the parties shall share equally the cost of the single appraiser if applicable.

          (c) The determination of Fair Market Rental Rate pursuant to such appraisal process shall be binding on Landlord and Tenant, unless Tenant gives written notice to Landlord of its rejection of such determination within fourteen (14) days after such determination is made, in which event the Option Notice shall be null and void and this Lease shall expire at the end of the then-current term.
          (d) The Monthly Installment of Rent will then increase by 3.0 % for each year of the Extension Period.
     31.3 This option is not transferable; the parties hereto acknowledge and agree that they intend the aforesaid option to renew of this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew.
     31.4 Once Tenant has exercised both options to renew, Tenant shall have no further right to extend the term of the Lease.
     31.5 Tenant shall not have the right to exercise the Options described above, notwithstanding anything set forth above to the contrary: (a) during any period of time commencing from the date Landlord gives to Tenant a written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured; and/or (b) during the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid (after the giving of notice thereof to Tenant required pursuant to the Lease) and continuing until the obligation is paid. The period of time within which the Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the foregoing provisions of this Paragraph, even if the effect thereof is to eliminate Tenant’s right to exercise the Option.
32. DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, Landlord may adjust either or both figures if there is an addition or subtraction to the Building or any business park or complex of which the Building is a part. The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto. If the Building is part of a larger complex of structures, the term “Project” includes the entire complex, where appropriate (such as shared Expenses or Taxes) and subject to Landlord’s reasonable discretion.
33. AUTHORITY. If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease. If Landlord signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Landlord agrees to deliver to Tenant, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners or other appropriate documentation reasonably acceptable to Tenant evidencing the due authorization of Landlord to enter into this Lease.
34. FINANCIAL STATEMENTS AND CREDIT REPORTS. At Landlord’s request, but not more than once every twelve months, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. If Tenant is a publicly held corporation, Tenant can fulfill its obligations under this Article 34 by providing to Landlord its most recent quarterly or annual report filed with the appropriate governmental authorities. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.
35. COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages.
36. TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Premises are located.
37. SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.
38. ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.
39. EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease.
40. RECORDATION. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.
41. RIGHT OF FIRST OFFER. Except as to any rights of prior existing tenants at the Project, including, but not limited to SBC Services, Inc., a Delaware corporation. Tenant shall have a Right of First Offer (provided Tenant is not then in default hereunder beyond the expiration of any applicable notice and cure periods) to lease any available space at the Project (individually and collectively, the “First Offer Space”), and during the first twelve (12) months of the initial Lease Term upon the same rental rate and other economic terms and conditions of the Lease on a pro rated basis (i.e., consistent with Tenant’s remaining Lease Term) and after twelve (12) months upon the same economic terms, provisions and conditions that Landlord and a bona fide third party are willing to accept pursuant to a signed letter of intent, as set forth in a written notice from Landlord to Tenant (“Landlord’s Notice”). Tenant shall have the right, within ten (10) business days after Tenant’s receipt of the Landlord’s Notice, to give Landlord written notice whether or not Tenant desires to lease the First Offer Space in question on the terms and conditions set forth in Landlord’s Notice (“First Offer Exercise Notice”). Tenant’s failure to deliver a First Offer Exercise Notice within ten (10) business days after the date of Tenant’s receipt of the Landlord’s Notice shall be deemed Tenant’s waiver of the right of first offer set forth herein as to such First Offer Space (but not any other First Offer Space), and Landlord shall thereafter have the right to lease such First Offer Space free and clear of any rights of Tenant hereunder. If Tenant gives Landlord any First Offer Exercise Notice(s) in accordance with this Paragraph 40, then, in each instance, Landlord and Tenant shall execute an amendment to the Lease that incorporates the applicable First Offer Space into the Premises. If the Right of First Offer occurs after the initial twelve (12) months of the initial Lease Term, the amendment shall provide for Tenant to lease such First Offer Space on a pro rata basis (i.e., consistent with Tenant’s remaining Lease Term) at the rental rate and any allowance for construction of tenant improvements in the First Offer Space and any other economic terms set forth in Landlord’s Notice, and otherwise subject to all of the terms and conditions of the Lease to the extent not inconsistent with the economic terms set forth in Landlord’s Notice; provided, however, that the term of the Lease as to the First Offer Space shall be coterminous with the term of the Lease. In the event that Landlord’s Notice is for a term that exceeds Tenant’s remaining term (excluding renewals) than the economic terms of the Landlord’s notice shall be equal to that of Tenant’s remaining term.
42. PARKING. Subject to the size and condition of the parking area after any re-striping is performed by Landlord in order to comply with any provisions of the ADA, Tenant shall have approximately seventy-eight (78) reserved and appropriately marked parking spaces (based on the parking ratio for the Project (2.97/1,000)) for the entire term of the Lease and any extensions thereafter. Landlord, at its own expense, will mark the reserved parking spaces on the curbs.
43. SIGNAGE. Subject to the terms and conditions of this Paragraph 42 below, Tenant may not place, construct, or maintain any sign, advertisement, awning, banner, or other exterior decoration (collectively, “sign”) which is visible from the exterior of the Premises, or any other portion of the Project without Landlord’s prior written consent. Tenant shall be granted exclusive Building exterior signage rights on the main fascia of the Building subject to Landlord’s prior written approval and allowable by the City of San Diego codes, ordinances and regulations. All costs associated with the design, installation, permitting and removal of any sign shall be paid by Tenant. Any signs shall be mutually agreed upon between Landlord and Tenant in accordance with the sign criteria for the Project, any conditions, covenants and regulations (or similar recorded instruments) and according to City of San Diego codes and regulations. Landlord makes no representation or warranty with respect to Tenant’s ability to obtain any such approval for any signs to be installed at the Premises. Tenant shall, at Tenant’s sole cost, make any changes to any sign at the Premises or on the Building as required by any new or revised applicable laws, ordinances, rules, or regulations. Tenant shall, additionally, maintain, repair, and replace all of Tenant’s signs in first class condition.
44. LIMITATION OF LANDLORD’S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building, including the proceeds of the sale of the Building and, to the extent received by Landlord, insurance proceeds and condemnation awards. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP., JJ,		RADYNE COMSTREAM, INC.,
a Maryland corporation		a Delaware corporation

By:	RREEF Management Company, a Delaware
corporation, Its Authorized Agent

By: /s/ Peter Lloyd	By: /s/ Brian Duggan

Name: Peter Lloyd	Name: Brian Duggan

Title: Vice President and Regional Director	Title: President and COO

Dated: 11/8/04	Dated:

By:

Name:

Title:

Dated:

EXHIBIT A — FLOOR PLAN DEPICTING THE PREMISES
attached to and made a part of Lease bearing the
Lease Reference Date of September 28, 2004 between
RREEF America REIT II Corp. JJ, a Maryland corporation, as Landlord and
Radyne Comstream, Inc., a Delaware corporation, as Tenant
Exhibit A is intended only to show the general layout of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

EXHIBIT A-1 — SITE PLAN
attached to and made a part of Lease bearing the
Lease Reference Date of September 28, 2004 between
RREEF America REIT II Corp. JJ, a Maryland corporation, as Landlord and
Radyne Comstream, Inc., a Delaware corporation, as Tenant
Exhibit A-1 is intended only to show the general layout of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 with respect to arrangements and/or locations of public parts of the Project, Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

EXHIBIT B — INITIAL ALTERATIONS
attached to and made a part of Lease bearing the
Lease Reference Date of September 28, 2004 between
RREEF America REIT II Corp. JJ, a Maryland corporation, as Landlord and
Radyne Comstream, Inc., a Delaware corporation, as Tenant
TENANT IMPROVEMENTS
1.	Types of Work.
1.1.	Except to the extent otherwise provided in Paragraphs 1.2, 1.3 and 1.4 below, Landlord will, at Landlord’s sole cost and expense, subject to any maximum allowance, through its architects furnish architectural, mechanical, and electrical engineering plans required for the performance of the work listed on the attached Schedule I and perform the work set forth on the attached Schedule I (“Landlord’s Work”).

1.2.	Tenant may request work (“Tenant’s Requested Work”) not conforming with, or in addition to, Landlord’s Work. If Landlord approves such request in accordance with the Lease and this Exhibit B, any architectural, mechanical, and electrical plans and specifications required for the Tenant’s Requested Work shall be furnished, at Tenant’s sole cost and expense, by Landlord’s architects and engineers, but subject to the provisions of Paragraphs 2, 3 and 7 hereof regarding the manner of payment. Landlord will perform such work subject to the terms and conditions of this Exhibit B.

1.3.	Tenant may perform additional work (“Tenant’s Additional Work”) that Tenant intends to construct itself, at Tenant’s sole cost and expenses, pursuant to, and in compliance with, the Lease.

1.4.	Any interior decorating services which are not included in Landlord’s Work or which Tenant desires to upgrade beyond the quality level which Landlord is obligated to deliver, such as selection of wall paint colors and/or wall coverings, fixtures, non-building standard carpet, and any or all other decorator items required by Tenant in the performance of said work referred to hereinabove in Paragraphs 1.1,1.2, and 1.3 shall be at Tenant’s sole cost and expense.

1.5.	Landlord has obtained all plans and specifications for the improvements provided for in Paragraphs 1.1, 2 and 3. All such plans shall be approved by Tenant, concurrently with the execution of the Lease, which approval shall not be unreasonably withheld. Complete plans and specifications and a cost estimate for the portion of the work covered thereby to be borne by Tenant shall be approved by Tenant within five business (5) days of receipt from Landlord.

1.6.	All Plans (“Plans”) whether prepared for Landlord’s Work, Tenant’s Requested Work or Tenant’s Additional Work shall meet the standards set forth in Schedule II.
2.	Completion of Landlord’s Work. Landlord will, at Landlord’s sole cost and expense, furnish and install all of Landlord’s Work (i.e., “turn-key” Tenant Improvements) in accordance with Schedule I (“Landlord’s Work”). The work to be performed by Landlord may include Tenant’s Requested Work if the provisions of Paragraph 1.2 and 1.4 above are timely met and Tenant has made satisfactory financial arrangements with Landlord to pay for the same. To the extent that the aggregate costs exceed $394,560.00 (“Tenant Allowance”), the excess costs of Landlord’s Work and Tenant’s Requested Work, if approved, will be amortized over the initial term of the Lease, and in determining such amortized cost, Tenant will be responsible to pay such excess costs plus interest at the rate of nine percent (9%) per annum on the unpaid balance from time to time of said excess costs and interest until it is paid in full.

3.	Emergency Generator; Parking Lot. At any time within the first twelve (12) months after this Lease is executed, Tenant may elect to install an emergency generator, subject to Landlord’s approval of the specifications and location within the Premises and its effect, if any, on other utilities and improvements within the Premises. Tenant shall be solely responsible for the cost to purchase and install the generator, but such costs may be included within the provisions for Tenant Allowance described in Paragraphs 2, 3 and 7 hereof.

Landlord further agrees that prior to Tenant’s occupancy of the Premises, Landlord, at its own cost, will apply new slurry coat to, and re-stripe the parking lot.

4.	Telecommunications, Power and Fiber Optic Feeds. SBC has represented to Landlord and Tenant (both of which have relied thereon) that DSL service is available to the Premises and to telephone lines to be installed and used within the Premises. SBC has represented that fiber optic hookups are located on the west side of the SBC location at the Project, and Time Warner has represented that fiber optic lines can be brought to the Premises at no cost to Landlord or Tenant in exchange for a 36 month service contract. While Landlord does not warrant the validity of such representations by SBC and Time Warner, Landlord will accommodate any effort to install such fiber optic lines, all at no cost to Landlord.

Landlord also represents that the Premises is equipped with a 1,200 amp main service capacity (120/228 volts). Landlord will be responsible as a part of the turnkey Landlord’s Work to provide sufficient power to support Tenant’s needs to utilize Landlord’s Work and Tenant’s Requested Work (to the extent the same becomes a part of the Premises).

5.	Completion of Tenant’s Requested Work. Provided the plans and specifications and cost estimates are approved by the date provided hereinabove in Paragraph 1.5, Landlord shall cause Tenant’s Requested Work to be installed by Landlord’s contractor (as defined below). Prior to commencing any such work, Landlord, its contractor, or its architects and engineers, shall submit to Tenant a written estimate of the cost thereof. Said cost shall include a construction management fee payable to Landlord equivalent to three percent (3%) of the cost of Tenant’s Requested Work. If Tenant shall fail to approve any such estimate within ten (10) days after submission thereof, such failure shall be deemed a disapproval thereof, and Landlord’s contractor shall not proceed with such work.

6.	Tenant Allowance. For purposes of the installation of Landlord’s Work referenced in Paragraph 1 above, the costs thereof (including all labor, material, subcontracts and standard overhead) shall be the sole responsibility of Tenant, and Tenant shall reimburse Landlord in full therefor upon completion of the work and the submittal of a final billing statement to Tenant. Notwithstanding the above, however, Landlord hereby grants to Tenant a Tenant Allowance of up to Three Hundred Ninety-Four Thousand Five Hundred Sixty Dollars ($394,560.00). That allowance will apply first against the obligation of Tenant to pay for Landlord’s Work and Tenant’s Requested Work (if applicable), and Tenant will remain liable for the excess of the costs of Landlord’s Work and Tenant’s Requested Work in excess of the Tenant Allowance. To the extent that the Tenant Allowance is not used prior to the completion of Landlord’s Work and the Tenant’s Requested Work, said unpaid portion shall be applied to the cost of construction of Tenant’s Additional Work, if any.

7	Early Access.
7.1	Landlord, in its sole discretion, may permit Tenant and Tenant’s agents or contractors to enter the Premises prior to the Commencement Date in order that Tenant may do the Tenant’s Additional Work. The request and permission must be in writing. If Landlord permits such prior entry, then such license shall be subject to the condition that Tenant and Tenant’s agents, contractors, workmen, mechanics, suppliers, and invitees shall work in harmony and not interfere with Landlord and its agents and contractors in doing their work or with other tenants and occupants of the Building. If at any time such entry shall cause or threaten to cause such disharmony or interference, Landlord, in its sole discretion, shall have the right to withdraw and cancel such license upon twenty-four (24) hours written notice to Tenant and any further prior entry shall be prohibited. Tenant agrees that any entry into and any occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay rent.

7.2	In addition to any other conditions or limitations on such license to enter the Premises prior to the Commencement Date, Tenant expressly agrees that neither it nor any of its agents, contractors, workmen, mechanics, suppliers, or invitees shall enter the Premises prior to the Commencement Date unless and until each of them shall furnish such reasonable assurances to Landlord, including but not limited to, insurance coverages, waivers of lien, and surety company performance bonds , as Landlord shall require to protect Landlord against any loss, casualty, liability, liens or claims.
SCHEDULE 1
LANDLORD’S WORK
Landlord to construct Landlord’s Work and Tenant’s Requested Work approved by Landlord in accordance with Paragraphs 1 through 7 above in accordance with the following.

1.	Working Drawings
     Landlord and Tenant have approved the floor plans depicting the Premsies as shown on Exhibit A as prepared by Smith Consulting Architects (dated September 23, 2004) for the tenant improvements to be constructed in the Premises. Landlord shall cause Final Working Drawings and Specifications (“Final Working Drawings and Specifications”) to be prepared and delivered to Tenant. The Final Working Drawings and Specifications will show, among other things, (i) the demising plan, finish schedule of Landlord’s building standard items (e.g., carpeting and other floor coverings, doors, hardware, lighting and ceiling), and Tenant’s design work desired by Tenant therefor, and (ii) any internal or external communications or special utility facilities which will require conduits or other improvements within common areas. The work shown on the Final Working Drawings and Specifications is hereafter referred to as the “Landlord’s Work”). Tenant shall, within three (3) business days following its receipt of the Final Working Drawings and Specifications, either approve such Final Working Drawings and Specifications or provide Landlord with the reasons that Tenant is withholding such consent. Tenant’s approval or consent shall be limited to verification that the Final Working Drawings and Specifications accurately detail and are not substantially different from the floor plans as shown on Exhibit A. If Tenant does not approve the Final Working Drawings and Specifications, Landlord shall cause them to be revised, and then resubmit them Tenant for review within three (3) business days of Tenant’s notice to Landlord of said non-approval. No work shall be undertaken by Landlord until the Final Working Drawings and Specifications have been finally approved by Tenant. Landlord’s contractor(“Contractor”), Landlord’s architect and/or Landlord’s engineer (sometimes referred collectively as “Consultants”) shall furnish all services necessary for securing such approvals as, by reason of the nature of the Landlord’s Work, shall be required from any governmental authority having jurisdiction or compliance deemed necessary by Landlord including without limitation, compliance with regulations governing ACM (asbestos containing material), hazardous wastes or materials, OSHA, CAL-OSHA, life-safety, sprinklers and the like. Unless otherwise specified in the Final Working Drawings and Specifications, Landlord shall use building standard materials as determined by Landlord.
2.	Changes at Tenant’s Expense.

If Tenant makes or requires any changes to the Final Working Drawings and Specifications or Landlord’s Work (collectively, “Change Orders”), the actual, reasonable and documented increased cost of performing the Landlord’s Work caused by such Change Orders shall be charged against Tenant in accordance with Paragraphs 2, 3 and 7 above; provided, however, in such increased cost shall include a construction supervision of three percent (3%) of the actual, reasonable and documented cost of performing the work relating to the Change Order. Within five (5) business days after Tenant requests a Change Order (or such longer time as may be reasonably required in light of the nature and scope of the Change Order), Landlord shall cause Landlord’s architect to (i) prepare and deliver to Tenant detailed plans and specifications therefor, (ii) specify the estimated increased cost, or, if applicable, reduced cost resulting therefrom, and (iii) specify the additional time, if any, it will take to complete the Landlord’s Work as a result of the Change Order. Within five (5) business days after Landlord’s and Tenant’s receipt of the information described in the preceding sentence, (A) Tenant shall approve or disapprove the requested Change Order (in Tenant’s sole and absolute discretion) and (B) Landlord shall approve or disapprove the work contained in such Change Order, it being agreed that Landlord may disapprove any such work only if a Design Problem exists. For purposes hereof, “Design Problem(s)” shall mean items that adversely affect the Building structure, Building systems, the exterior of the Building, or would increase the cost of operation and maintenance of the Building. Tenant’s failure to approve any such Change Order in writing within the five (5) business days period described above shall be deemed to be Tenant’s disapproval of such Change Order. If Landlord disapproves any Change Order, Landlord shall, within five (5) business days after receipt thereof, advise Tenant in writing of the Design Problem and the specific modifications required to correct the Design Problem, and Tenant shall notify Landlord in writing whether Tenant desires to make the required modifications to the Change Order. If Landlord delivers written notice of disapproval of a Change Order, and Landlord and Tenant disagree as to whether a Design Problem exists, Landlord and Tenant shall thereafter negotiate in good faith to reach agreement upon revisions to the Change Order to remove Landlord’s reasonable objections thereto. Landlord’s failure to advise Tenant of any Design Problem(s) arising in connection with a proposed Change Order within five (5) business days after the submittal thereof by Tenant shall be deemed to be Landlord’s consent thereto. All delivery dates which Landlord has obligated itself to satisfy pursuant to the construction schedule described in Paragraph 3 hereof shall be extended one day for each day of additional construction time that is required as a result of a Change Order, as set forth in the Change Order, it being agreed that Landlord shall have no obligation to do any work described in a Change Order on an overtime basis to avoid incurring construction delays.

3.	Landlord’s Work.

Landlord shall provide the Landlord’s Work shown on the Final Working Drawings and Specifications at Landlord’s cost and expense subject to the provisions of Paragraphs 2, 3 and 7 of Tenant Improvements set forth above. All items of Landlord’s Work, whether the cost thereof is paid by Landlord or Tenant, shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the term of this Lease.

4.	Construction.

Promptly after the Effective Date, Landlord’s Contractor shall commence and diligently proceed with the construction of all of the Landlord’s Work and the Tenant’s Requested Work and Landlord’s Contractor shall use commercially reasonable efforts to complete the Landlord’s Work and the Tenant’s Requested Work by the Scheduled Commencement Date, subject to delays beyond the control of Landlord or its contractor or subcontractors, including Tenant Delays (Paragraph 8), force majeure (Paragraph 9) or other causes as set forth in Paragraph 5(ii) below. Promptly upon the commencement of the Landlord’s Work, Landlord shall furnish Tenant with a schedule setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction. Landlord’s Contractor shall make a reasonable effort to meet such schedule.

5.	Completion of Tenant’s Additional Work. Upon completion of the Tenant’s Additional Work, Tenant shall provide to Landlord original, executed contractor’s sworn statements, final waivers of all liens, a certificate of occupancy (if applicable) and receipted bills covering all labor and materials expended.

6.	Tenant’s Default. If Tenant shall fail to comply with any term, provision or agreement hereunder in this Exhibit B, and if any such failure is not cured within fifteen (15) days following written notice to Tenant, then, in addition to any other remedies granted Landlord under the Lease in the case of default by Tenant and any remedies provided for elsewhere in this Exhibit B or available at law or equity, Landlord may elect, upon notice to Tenant, to:
(i)	discontinue all work hereunder, and Tenant’s obligation to pay rent shall commence as of the Scheduled Commencement Date set forth in the Lease, without any abatement on account of any delay in connection with any work relating to the Premises; or

(ii)	complete the construction of the Landlord’s Work pursuant to the Plans as approved by Landlord and Tenant or complete any work which Landlord and Tenant have agreed to in writing, tendering possession to Tenant upon substantial completion thereof, the date of such tender being deemed to be the Commencement Date under the Lease, and charge Tenant for the additional costs of completing any other work, the plans and specifications for which have not been agreed to by Landlord and Tenant, but which Landlord, in its reasonable discretion, deems necessary for the completion of the Premises; or

(iii)	cancel the Lease, effective immediately after Tenant receives notice thereof, without incurring any liability on account thereof and the term granted under the Lease is expressly limited accordingly. If Landlord cancels the Lease pursuant to the terms hereof or as a result of Tenant’s default under the Lease, such cancellation shall not affect Tenant’s liability for any sums payable hereunder.
7.	Miscellaneous.
(i)	Tenant expressly assumes the responsibility and obligation of supplying the Consultants with all information concerning Tenant’s requirements with respect to the Landlord’s Work and Tenant’s Requested Work as and when requested by any of the Consultants.

(ii)	Except as set forth in this Exhibit B, Landlord has no other agreement with Tenant and has no obligation to do any work with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and provisions herein set forth pertaining to Tenant’s Additional Work and such additional requirements as Landlord deems necessary or desirable.

(iii)	All rights and remedies of Landlord herein created or otherwise existing at law or equity are cumulative, and the exercise of one or more such rights or remedies shall not be deemed to exclude or waive the right to the exercise of any other rights or remedies. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as deemed desirable.

(iv)	This Exhibit B shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise.
8.	Tenant Delay.

“Tenant Delay” shall mean any delay in the completion of the Landlord’s Work or Tenant’s Requested Work (if applicable) resulting from any or all of the following, provided any of the following occurrences continue for more than twenty-four (24) hours after Tenant’s receipt of written notice from Landlord, and provided that Tenant has received written notice from Landlord setting forth the cause of such delay within five (5) days after such claimed delay first arises: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Exhibit B, including Tenant’s failure to provide, authorize, approve or address, in a reasonably timely manner, any plans, specifications, drawings, requests for clarification or other information required by this Exhibit B to be approved by Tenant or necessary to perform the Landlord’s Work; (b) Tenant’s changes to the Final Working Drawings and Specifications (i.e., Change Orders), including not only the time to perform the work required by such Change Order(s) but the time it takes for Landlord to cost out such Change Order(s), determine any anticipated delay which will be caused by the work and obtain approval of Tenant of the cost thereof and/or the delay as provided in this Lease or Exhibit B; (c) except to the extent set forth in the Final Working Drawings and Specifications, Tenant’s request for non-Building standard materials, finishes, or installations which are not readily available in a commercially reasonable time given the anticipated Commencement Date or which are incompatible with the Landlord’s building standards; (d) changes or postponements requested by Tenant to the Landlord’s Work or Tenant’s Requested Work (if applicable); (e) any errors in plans, specifications, drawings or other documents provided by Tenant or its employees or agents or any error in comments or requested changes to plans, specifications, drawings or other documents provided by Landlord or its employees; or (f) any wrongful act or failure to act by Tenant, Tenant’s employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant which actually and directly causes a delay in the Landlord’s Work.

9.	Force Majeure.

“Force Majeure” shall mean an actual delay caused by any labor dispute, strike, lockout, fire, unavailability of material, unseasonably severe weather, acts of God, riots, insurrection, war or other casualty or events of a similar nature beyond the reasonable control of Landlord (and any other party required to perform).
TENANT’S WORK
     Tenant agrees to cause the Tenant’s Additional Work to be constructed in a timely manner at its sole cost and expense in accordance with the provisions of this Lease. All of Tenant’s Additional Work shall be installed in a good and workmanlike manner, using only high-grade, first-class material at least equal in quality to existing materials in the Building.
SCHEDULE II
STANDARDS FOR PLANS
1.	The space plan shall contain the following information:
a.	A layout of the Premises showing demising, corridor and exterior walls in relationship to the Building core. The locations of exterior window mullions, columns, stairways and other building features shall also be shown on the Space Plans.

b.	The location and composition of all walls. Non-standard improvements, such as walls requiring insulation, half walls, vinyl wall coverings or walls requiring special construction must be clearly noted on the Space Plans. Sectional details must be provided to adequately describe the construction of any non-standard wall.

c.	The location, size and swing of all doors. All doors shall conform with Landlord’s standard door specifications, unless otherwise noted on the Space Plans.

d.	A description of flooring materials.

e.	A reflected ceiling plan showing the layout of lighting fixtures, switches, and any other non-standard improvements which are to be located within the ceiling system.

f.	The location of all telephone and electrical outlets. Non-standard improvements, such as outlets to be located more than twelve (12) inches above the floor, dedicated circuit outlets or high amperage/voltage outlets must be clearly noted on the Space Plans.
2.	The working drawings shall be prepared at a scale of not less than 1/8"=1 foot and in accordance with Landlord’s design/build specification.
3.	All working drawings shall be prepared based upon the use of Landlord’s Building Standard Improvements as set forth in Schedule 1 attached hereto. All Improvements must conform to Landlord’s design/build specifications.
4.	The Plans shall contain sufficient notations, specifications and details to describe all Improvements, including but not limited to:
a.	Insulated walls, special wall coverings, graphics, special painting or special wall materials such as plate glass or glass block.

b.	Door dimensions, thickness, hardware or locks.

c.	Flooring materials.

d.	Electrical outlets requiring a dedicated circuit, more than 120 volts or more than 15 amperes.

e.	Telephone outlets requiring more than 3/4 inch diameter conduit.

f.	Light fixtures, exhaust fans, ceiling heights, or ceiling designs using non-standard materials.

g.	Any special conduits, receptacles or electrical devices necessary to serve communications equipment, computers or other facilities to be installed by Tenant.

h.	Any special requirements to accommodate handicapped employees of Tenant within the Premises.

i.	Any requirements for fire protection of computers, other equipment or materials installed by Tenant.

j.	Any requirements for special fire detection or life safety equipment not required by applicable building codes in effect at the time of construction.

k.	Any special reinforcing of the floor system which will be necessary to support computers, filing systems, equipment or furnishings having a load exceeding fifty pounds per square foot of floor area.

l.	Any special requirements for humidity control, temperature control, extra air-conditioning capacity, ventilation or heating which would not be provided by Landlord’s standard building systems. Such special requirements may arise as a result of Tenant’s desire to install a computer or other equipment which generates heat, food preparation facilities, bathrooms, laboratories, microfilm storage or other special facilities, equipment or products.

m.	Any private bathrooms, wet-bars, kitchens, vending machines or other installations requiring plumbing work or ventilation.

n.	Any cabinetry, wood paneling, reception desks, built-in shelving or furniture.

o.	Any improvement which will require modification of the Building’s structural, mechanical or electrical components.

p.	Sufficient details, specifications and other information as may be necessary for accurate pricing of any other non-standard improvements.
INCORPORATION
     This Work Letter (Exhibit B) is hereby incorporated into this Lease executed between Landlord and Tenant concurrently herewith.

LANDLORD:

RREEF AMERICA REIT III CORP. JJ.,
a Maryland corporation

By: RREEF Management Company,
a Delaware corporation, Its Authorized Agent

By: /s/ Peter Lloyd

Date: November 8, 2004

TENANT:

RADYNE COMSTREAM, INC.,
a Delaware corporation

By: /s/ Brian Duggan

Date: November 2, 2004

EXHIBIT C — COMMENCEMENT DATE MEMORANDUM
attached to and made a part of Lease bearing the
Lease Reference Date of September 28, 2004 between
RREEF America REIT II Corp. JJ, a Maryland corporation, as Landlord and
Radyne Comstream, Inc., a Delaware corporation, as Tenant
COMMENCEMENT DATE MEMORANDUM
     THIS MEMORANDUM, made as of ___, 20___, by and between RREEF America REIT II Corp., JJ, a Maryland corporation (“Landlord”) and Radyne Comstream, Inc., a Delaware corporation (“Tenant”).
Recitals:
A.	Landlord and Tenant are parties to that certain Lease, dated for reference September 28, 2004 (the “Lease”) for certain premises (the “Premises”) consisting of approximately 26,304 square feet at the building commonly known as 7330 Trade Street, San Diego, California 92121.

B.	Tenant is in possession of the Premises and the Term of the Lease has commenced.

C.	Landlord and Tenant desire to enter into this Memorandum confirming the Commencement Date, the Termination Date and other matters under the Lease.
     NOW, THEREFORE, Landlord and Tenant agree as follows:
1.	The actual Commencement Date is ___.

2.	The actual Termination Date is ___.

3. The schedule of the Annual Rent and the Monthly Installment of Rent set forth on the Reference Pages is deleted in its entirety, and the following is substituted therefor:

Period		Rentable Square	Annual Rent		Monthly Installment
from	through	Footage	Per Square Foot	Annual Rent	of Rent
2/1/2005	6/30/2005	26,304	$0.00	$0.00	$0.00
7/1/2005	6/30/2006	26,304	$9.00	$236,736.00	$19,728.00
7/1/2006	6/30/2007	26,304	$9.27	$243,838.08	$20,319.84
7/1/2007	6/30/2008	26,304	$9.46	$248,835.84	$20,736.32
7/1/2008	6/30/2009	26,304	$9.74	$256,200.96	$21,350.08
7/1/2009	6/30/2010	26,304	$10.03	$263,829.12	$21,985.76
4.	Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP., JJ., a		RADYNE COMSTREAM, INC., a Delaware
Maryland corporation		corporation

By:	RREEF Management Company, a
Delaware corporation

By:	DO_NOT_SIGN	By:	DO_NOT_SIGN

Name:		Name:

Title:		Title:

Dated:		Dated:

EXHIBIT D — RULES AND REGULATIONS
attached to and made a part of Lease bearing the
Lease Reference Date of September 28, 2004 between
RREEF America REIT II Corp. JJ, a Maryland corporation, as Landlord and
Radyne Comstream, Inc., a Delaware corporation, as Tenant
1. Except as provided in Article 43 of the Lease, no sign, placard, picture, advertisement, name or notice (collectively referred to as “Signs”) shall be installed or displayed on any part of the outside of the Building without the prior written consent of the Landlord . All approved Signs shall be printed, painted, affixed or inscribed at Tenant’s expense by a person or vendor approved by Landlord and shall be removed by Tenant at Tenant’s expense upon vacating the Premises. Landlord shall have the right to remove any Sign installed or displayed in violation of this rule at Tenant’s expense and without notice. Landlord, at its own expense, will mark Tenant’s reserved parking spaces on the curbs.
2. If Landlord objects in writing to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises or Building, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything or allow anything to be placed against or near any glass partitions or doors or windows which may appear unsightly, in the opinion of Landlord, from outside the Premises.
3. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or other means of access to all doors.
4. If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord. Landlord shall direct electricians as to where and how telephone, data, and electrical wires are to be introduced or installed. The location of burglar alarms, telephones, call boxes or other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.
5. Tenant shall not place a load upon any floor of its Premises, including mezzanine area, if any, which exceeds the load per square foot that such floor was designed to carry and that is allowed by law. Heavy objects shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.
6. Except as provided in Article 30 of this Lease, Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent which consent shall be in Landlord’s sole discretion.
7. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork, plaster or drywall (except for pictures and general office uses) or in any way deface the Premises or any part thereof. Tenant shall not affix any floor covering to the floor of the Premises or paint or seal any floors in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
8. No cooking shall be done or permitted on the Premises, except that Underwriters’ Laboratory approved small kitchen appliances shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.
9. Tenant shall not use any hand trucks except those equipped with the rubber tires and side guards, and may use such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building. Landlord consents to Tenant’s use of a forklift in and around the Premises provided that the forklift only use tires that do not damage asphalt.
10. Tenant shall not use the name of the Building or any photograph or other likeness of the Building in connection with or in promoting or advertising Tenant’s business except that Tenant may include the Building name in Tenant’s address and Tenant may use a likeness of the Building in its Internet advertising. Landlord shall have the right, exercisable with notice and without liability to any tenant, to change the name and address of the Building, provided, however, Landlord will reimburse Tenant its reasonable cost to replace its business cards, stationary and other brochures and marketing materials in an amount not to exceed One Thousand Dollars ($1,000.00).
11. All trash and refuse shall be contained in suitable receptacles at locations approved by Landlord. Tenant shall not place in the trash receptacles any personal trash or material that cannot be disposed of in the ordinary and customary manner of removing such trash without violation of any law or ordinance governing such disposal.
12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governing authority.
13. Tenant assumes all responsibility for securing and protecting its Premises and its contents including keeping doors locked and other means of entry to the Premises closed.
14. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent.
15. No person shall go on the roof without Landlord’s permission, except Tenant and Tenant’s employees may go on the roof to maintain its satellite dishes.
16. Tenant shall not permit any animals, other than seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the property.
17. Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or parking lot, except that Tenant may maintain its forklift on the Premises.

18. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants. Landlord agrees to enforce the Rules and Regulations in a non-discriminatory manner.
19. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.
20. Any toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown into them. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
21. Tenant shall not permit smoking or carrying of lighted cigarettes or cigars in areas reasonably designated by Landlord or any applicable governmental agencies as non-smoking areas. The non-smoking areas shall include (without limitation) the entire Building constituting the Premises and adjacent patios. Landlord shall designate areas outside of the Building as designated smoking areas.
22. Any directory of the Building or project of which the Building is a part (“Project Area”), if provided, will be exclusively for the display of the name and location of tenants only and Landlord reserves the right to charge for the use thereof and to exclude any other names.
23. Canvassing, soliciting, distribution of handbills or any other written material in the Building or Project Area is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Project Area without the written consent of Landlord.
24. Any equipment belonging to Tenant which causes noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration.
25. Driveways, sidewalks, halls, passages, exits, entrances and stairways (“Access Areas”) shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. Access areas are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgement of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building or its tenants.

26. Landlord reserves the right to designate the use of parking areas and spaces. Tenant shall not park in visitor, reserved, or unauthorized parking areas. Tenant and Tenant’s guests shall park between designated parking lines only and shall not park motor vehicles in those areas designated by Landlord for loading and unloading. Vehicles in violation of the above shall be subject to being towed at the vehicle owner’s expense.
27. No trucks, tractors or similar vehicles can be parked anywhere other than in Tenant’s own truck dock area. Tractor-trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the parking areas or on streets adjacent thereto.
28. During periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow and loading and unloading areas of other tenants. All products, materials or goods must be stored within the Tenant’s Premises and not in any exterior areas, including, but not limited to, exterior dock platforms, against the exterior of the Building, parking areas and driveway areas. Tenant agrees to keep the exterior of the Premises clean and free of nails, wood, pallets, packing materials, barrels and any other debris produced from their operation.
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